MOORE & ASSOCIATES, CHARTERED
      ACCOUNTANTS AND ADVISORS
        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1, of Buyonate, Inc., of our report dated July 21, 2008 on our audit of the financial statements of Buyonate, Inc. as of the six months ended June 30, 2008 and the year ended December 31, 2007, and the related statements of operations, stockholders’ equity and cash flows for six months ended June 30, 2008 and from inception July 9, 2007 through December 31, 2007 and  since inception July 9, 2007 through June 30, 2008, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
     Moore & Associates Chartered
     Las Vegas, Nevada
     June 24, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501